EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2019 Financial Results

- EPS of $2.80 increased 21.7% year-over-year
- Net sales of $2.96 billion increased $199.5 million, or 7.2%, year-over-year
- Strong gross profit margin of 29.3% drove gross profit dollars of $866.9 million, second highest in Company’s history
- Pretax income of $255.5 million, second highest in Company’s history, increased 13.5% year-over-year

LOS ANGELES, April 25, 2019 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2019 (in millions, except tons which are in thousands and per share amounts).

			Sequential Quarter		Year-Over-Year
	Q1 2019	Q4 2018	% Change	Q1 2018	% Change
Income Statement Data:
Net sales	$2,956.6	$2,814.0	5.1%	$2,757.1	7.2%
Gross profit[1]	$866.9	$709.8	22.1%	$819.9	5.7%
Gross profit margin[1]	29.3%	25.2%	4.1%	29.7%	(0.4%)
Pretax income	$255.5	$123.9	106.2%	$225.2	13.5%
Net income	$190.1	$85.6	122.1%	$169.0	12.5%
Diluted EPS	$2.80	$1.22	129.5%	$2.30	21.7%
Non-GAAP diluted EPS[2]	$2.80	$1.08	159.3%	$2.30	21.7%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$117.2	$431.3	(72.8%)	$13.3	781.2%
Free cash flow[3]	$64.2	$344.0	(81.3%)	$(28.5)	(325.3%)
Net debt-to-total capital[4]	29.8%	30.8%		28.6%

Capital Allocation Data:
Capital expenditures	$53.0	$87.3		$41.8
Acquisitions, net	$—	$22.0		$39.6
Dividends	$39.6	$34.8		$38.5
Share repurchases	$—	$354.2		$50.0

Key Business Metrics:
Tons sold	1,502.0	1,428.3	5.2%	1,595.7	(5.9%)
Tons sold (same-store)	1,499.4	1,425.6	5.2%	1,595.4	(6.0%)
Average selling price per ton sold	$1,958	$1,965	(0.4%)	$1,724	13.6%
Average selling price per ton sold (same-store)	$1,944	$1,953	(0.5%)	$1,723	12.8%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“We are very pleased with our first quarter 2019 results. Pricing conditions remained positive, demand was generally healthy and our managers in the field maintained their disciplined strategy of focusing on high quality, higher margin business,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “Our tons sold increased 5.2% from the fourth quarter of 2018, due to the typical seasonal increase in shipping volumes we experience in the first quarter, but were slightly below our expectation of up 6% to 8%. Consistent with industry trends, our tons sold declined 5.9% compared to the first quarter of 2018, and included one less shipping day. Our average selling price per ton sold declined 0.4% compared to the fourth quarter of 2018, within our expected range of flat to down 1%. However, our average selling price per ton sold increased 13.6% year-over-year, supported by multiple mill price increases throughout 2018, relatively steady demand, and the effects of ongoing trade actions. As a result, we generated quarterly sales of $2.96 billion and a strong gross profit margin of 29.3%, which in turn produced our second highest quarterly gross profit dollars of $866.9 million, our second highest quarterly pretax income of $255.5 million, and non-GAAP quarterly earnings of $2.80, also the second highest in our history.”

Mr. Hoffman continued, “We are once again extremely proud of the performance by our managers in the field. Their strong execution resulted in a 13.5% year-over-year increase in pretax income on a 7.2% increase in sales -- a testament to their hard work and discipline, the strength of our business model, and our strategy of focusing on higher margin business. Looking ahead, we remain optimistic about market conditions in nearly all of the end markets in which we operate. This, combined with continued healthy pricing levels, gives us confidence in our ability to continue maximizing our earnings power and increasing value for our stockholders.”

End Market Commentary
Reliance continues to benefit from its strategy of serving a broad spectrum of diverse end markets and providing superior quality products and processing services, generally in small quantities on a just-in-time basis.

Demand for the products and services Reliance provides to the aerospace and automotive markets remains strong. Reliance maintains its positive outlook in these end markets and continues to invest in growing its capabilities in these areas.

Demand in the non-residential construction (including infrastructure), heavy industry and energy (oil and gas) sectors remains steady. Reliance remains confident in its ability to service increased activity in these markets as demand improves.

Balance Sheet & Cash Flow
Reliance ended the first quarter of 2019 with total debt outstanding of $2.20 billion, and a net debt-to-total capital ratio of 29.8%. At March 31, 2019, the Company had $535.2 million available for borrowings on its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $117.2 million during the first quarter of 2019, increased from $13.3 million in the first quarter of 2018.

“We remain pleased with our overall financial position and believe we have ample liquidity to continue investing in the growth of our business and returning value to our stockholders,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “We generated strong cash from operations despite increased working capital needs typical of the first half of the year, given the increased pricing levels that led to improved profitability. In the first quarter of 2019, we invested $53.0 million in capital expenditures and paid $39.6 million in quarterly cash dividends to our stockholders. Our strong profitability and effective working capital management allow us to execute our capital allocation strategy.”

Stockholder Return Activity
On April 23, 2019, the Board of Directors declared a quarterly cash dividend of $0.55 per share of common stock, payable on June 14, 2019 to stockholders of record as of May 24, 2019. Reliance has paid regular quarterly dividends for 60 consecutive years and has increased the dividend 26 times since its 1994 IPO.

Reliance did not repurchase any shares of its common stock in the first quarter of 2019. In the fourth quarter of 2018, the Company repurchased a record $354.2 million of its common stock at an average cost of $77.77 per share. During the first quarter of 2018, the Company repurchased $50.0 million of its common stock at an average cost of $84.38 per share. At March 31, 2019, approximately 7.0 million shares remained available for repurchase under the Company’s share repurchase program. Reliance expects to continue opportunistically repurchasing shares of its common stock going forward.

Business Outlook
Reliance management remains optimistic about business conditions in the second quarter of 2019 and expects that both demand and pricing will remain fairly steady, with some downward pressure on gross profit margin in the second quarter of 2019 compared to the first quarter of 2019. As a result, the Company estimates tons sold will be down 1% to up 2% in the second quarter of 2019 compared to the first quarter of 2019. The second quarter includes one more shipping day, so the guidance assumes that tons sold per day will likely decline from the first quarter of 2019. The Company also expects its average selling price per ton sold for the second quarter of 2019 will be flat to down 1% compared to the first quarter of 2019. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $2.60 to $2.70 for the second quarter of 2019.

Conference Call Details
A conference call and simultaneous webcast to discuss the first quarter 2019 financial results and business outlook will be held today, April 25, 2019 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13689183. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 9, 2019 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13689183. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2018, Reliance’s average order size was $2,130, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," “predict,” “potential,” “preliminary,” “range” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

First Quarter 2019 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q1 2019	Q4 2018	Sequential Quarter Change	Q1 2018	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,196.0	1,138.2	5.1%	1,271.8	(6.0%)	(1.8%)	15.9%
Aluminum	88.9	83.1	7.0%	98.3	(9.6%)	(0.4%)	13.8%
Stainless steel	78.7	74.6	5.5%	86.1	(8.6%)	(0.1%)	10.2%
Alloy	55.5	51.4	8.0%	59.5	(6.7%)	1.7%	17.0%

	Sales ($'s in millions; % change)
	Q1 2019	Q4 2018	Sequential Quarter Change	Q1 2018	Year-Over- Year Change
Carbon steel	$1,593.6	$1,544.8	3.2%	$1,461.2	9.1%
Aluminum	$565.8	$530.8	6.6%	$550.2	2.8%
Stainless steel	$406.5	$385.5	5.4%	$403.2	0.8%
Alloy	$184.3	$168.0	9.7%	$169.0	9.1%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2019	2018
Net sales	$2,956.6	$2,757.1

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,089.7	1,937.2
Warehouse, delivery, selling, general and administrative	532.1	519.4
Depreciation and amortization	54.0	54.1
	2,675.8	2,510.7

Operating income	280.8	246.4

Other expense:
Interest expense	24.2	19.3
Other expense, net	1.1	1.9
Income before income taxes	255.5	225.2
Income tax provision	63.9	54.1
Net income	191.6	171.1
Less: Net income attributable to noncontrolling interests	1.5	2.1
Net income attributable to Reliance	$190.1	$169.0

Earnings per share attributable to Reliance stockholders:
Diluted	$2.80	$2.30
Basic	$2.83	$2.32

Shares used in computing earnings per share:
Diluted	67,926	73,450
Basic	67,127	72,818

Cash dividends per share	$0.55	$0.50

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	March 31,	December 31,
	2019	2018*
ASSETS
Current assets:
Cash and cash equivalents	$133.6	$128.2
Accounts receivable, less allowance for doubtful accounts of $19.7 at March 31, 2019 and $18.8 at December 31, 2018	1,422.0	1,242.3
Inventories	1,936.9	1,817.1
Prepaid expenses and other current assets	68.3	81.5
Income taxes receivable	—	15.9
Total current assets	3,560.8	3,285.0
Property, plant and equipment:
Land	234.4	233.9
Buildings	1,166.8	1,158.9
Machinery and equipment	1,916.3	1,880.1
Accumulated depreciation	(1,578.8)	(1,543.0)
Property, plant and equipment, net	1,738.7	1,729.9

Operating lease right-of-use assets	185.0	—
Goodwill	1,871.7	1,870.8
Intangible assets, net	1,062.4	1,072.0
Cash surrender value of life insurance policies, net	40.2	43.6
Other assets	45.4	43.6
Total assets	$8,504.2	$8,044.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$485.3	$338.8
Accrued expenses	84.6	77.4
Accrued compensation and retirement costs	106.3	174.8
Accrued insurance costs	43.8	42.9
Current maturities of long-term debt and short-term borrowings	65.3	65.2
Current maturities of operating lease liabilities	50.9	—
Income taxes payable	41.2	—
Total current liabilities	877.4	699.1
Long-term debt	2,122.2	2,138.5
Operating lease liabilities	135.5	—
Long-term retirement costs	76.2	71.8
Other long-term liabilities	14.4	15.9
Deferred income taxes	439.3	440.1
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 67,235 at March 31, 2019 and 66,882 at December 31, 2018	135.9	136.4
Retained earnings	4,789.8	4,637.9
Accumulated other comprehensive loss	(95.9)	(102.7)
Total Reliance stockholders’ equity	4,829.8	4,671.6
Noncontrolling interests	9.4	7.9
Total equity	4,839.2	4,679.5
Total liabilities and equity	$8,504.2	$8,044.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2019	2018
Operating activities:
Net income	$191.6	$171.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	54.0	54.1
Provision for uncollectible accounts	1.7	3.6
Gain on sales of property, plant and equipment	(0.2)	(0.1)
Stock-based compensation expense	8.2	6.4
Other	1.8	4.1
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(180.7)	(234.2)
Inventories	(119.0)	(169.8)
Prepaid expenses and other assets	41.2	15.9
Accounts payable and other liabilities	118.6	162.2
Net cash provided by operating activities	117.2	13.3

Investing activities:
Purchases of property, plant and equipment	(53.0)	(41.8)
Acquisitions, net of cash acquired	—	(39.6)
Other	4.3	4.1
Net cash used in investing activities	(48.7)	(77.3)

Financing activities:
Net short-term debt borrowings	—	1.0
Proceeds from long-term debt borrowings	374.0	398.0
Principal payments on long-term debt	(391.0)	(253.7)
Dividends and dividend equivalents paid	(39.6)	(38.5)
Share repurchases	—	(49.3)
Other	(8.8)	(2.6)
Net cash (used in) provided by financing activities	(65.4)	54.9
Effect of exchange rate changes on cash and cash equivalents	2.3	0.1
Increase (decrease) in cash and cash equivalents	5.4	(9.0)
Cash and cash equivalents at beginning of year	128.2	154.4
Cash and cash equivalents at end of period	$133.6	$145.4

Supplemental cash flow information:
Interest paid during the period	$13.6	$9.0
Income taxes paid during the period, net	$7.9	$9.0

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2019	2018	2018	2019	2018	2018

Net income attributable to Reliance	$190.1	$85.6	$169.0	$2.80	$1.22	$2.30
Tax reform	—	2.1	—	—	0.03	—
Net income attributable to Reliance excluding the impact of tax reform	190.1	87.7	169.0	2.80	1.25	2.30
Impairment and restructuring charges	—	2.7	—	—	0.04	—
Income tax benefit related to above items	—	(0.8)	—	—	(0.01)	—
Gains related to sales of non-core assets	—	(18.2)	—	—	(0.26)	—
Income tax expense related to sales of non-core assets	—	4.5	—	—	0.06	—
Non-GAAP net income attributable to Reliance	$190.1	$75.9	$169.0	$2.80	$1.08	$2.30

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Gross profit - LIFO	$866.9	$709.8	$819.9
Net LIFO (income) expense	(12.5)	106.8	25.0
Gross profit - FIFO	$854.4	$816.6	$844.9

Gross profit margin - LIFO	29.3%	25.2%	29.7%
Net LIFO (income) expense as a % of sales	(0.4%)	3.8%	0.9%
Gross profit margin - FIFO	28.9%	29.0%	30.6%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include an adjustment to the provisional estimate of the impact of tax reform, impairment and restructuring charges related to the closure or relocation of some of its locations, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin.

 Footnotes

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 See accompanying Non-GAAP earnings and gross profit reconciliation.
3 Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
4 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).